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                                   EXHIBIT 99

                         TANDY BRANDS ACCESSORIES, INC.

                               FOR:    TANDY BRANDS ACCESSORIES, INC.
                           CONTACT:    J.S.B. Jenkins
                                       President/Chief Executive Officer
                                       Tandy Brands Accessories, Inc.
                                       (817)548-0090
                                       Naomi Rosenfeld/Carolyn Capaccio
                                       Morgen-Walke Associates
                     PRESS CONTACT:    Stacy Roth
                                       Morgen-Walke Associates
                                       (212)850-5600

FOR IMMEDIATE RELEASE

           TANDY BRANDS ACCESSORIES COMMENTS ON EXPECTED THIRD QUARTER
                                  2000 RESULTS

ARLINGTON, Texas, Feb. 24, 2000 -- Tandy Brands Accessories, Inc. (Nasdaq: TBAC
- news) announced today that, based on currently available information, it expects that sales and earnings for the third quarter of fiscal 2000 ended March 31, 2000, will be below last year's levels. The Company expects third quarter sales will be in the range of $32 million to $37 million compared to $38.2 million in sales reported in the third fiscal quarter of last year. Diluted earnings per share for the third quarter of fiscal 2000 are expected to be in the range of $0.05 to $0.12, versus $0.29 reported for the third fiscal quarter in the prior year.

The company attributes this anticipated shortfall from expectations to certain sales factors specific to the third quarter. January sales were below internal estimates in part due to weak reorders as a result of soft holiday retail sales which led to higher than expected retail customer inventories. Additionally, the Company's women's accessories trend item sales are below the very strong hair accessories sales experienced in the third quarter of the prior year. Lastly, sales have been impacted by the discontinuation of business of several retail customers as a result of industry consolidation, chain closures and bankruptcies. As the third quarter is the Company's lowest sales volume quarter of the year, it is anticipated that these top-line trends will have a disproportionate effect on selling, general and administrative expenses as a percent of sales.

Several factors, however, suggest that this quarterly sales disruption is likely to be confined to the third quarter. Normal inventory replenishment sales levels are expected to be reestablished in the fourth quarter as customer retail inventories are drawn down through the balance of the third quarter. Also, Tandy Brands' newly penetrated channels of distribution through drugstores and supermarkets are performing on plan, and product rollouts are on schedule for the balance of the fiscal year. Lastly, several new programs are on track for fourth quarter startup, including new accessories programs at JCPenney (NYSE:
JCP - news) and Kohl's (NYSE: KSS - news), a travel accessories introduction, the initial launch of Rolfs handbags, and an expansion of Spokes branded accessories for juniors and young men in department stores.



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Britt Jenkins, President and Chief Executive Officer, commented, "While we are clearly disappointed with this news, we strongly believe that the third quarter trend will prove of short duration, as retail inventory sells through and the market begins to gear up for Fall-season product deliveries of basic replenishment items. Our team remains energetic and focused on strong current execution and achieving success with new programs that are set for Spring introduction and distribution channel expansion. Given Tandy Brands' comprehensive product line, branded presence, top-notch design and sales talent, and strong systems infrastructure, we continue to believe we are extremely well positioned to leverage our leadership to gain market share and generate strong long-term growth."

Tandy Brands Accessories will conduct a conference call to discuss this release this afternoon, February 24, 2000, at 5:00 P.M. Eastern Standard Time. The number to call to participate in the call is 973-628-7055.

Third quarter 2000 results will be officially released in late April.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men and women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the Rolfs e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.